EXHIBIT 10.6

MEMBERSHIP INTEREST PURCHASE AGREEMENT,

dated as of March 6, 2015

among

MONROVIA MONEY TRAIN, INC.,

MONEY TRAIN TITLE LOANS, LLC,

ON TRACK, LLC,

AND

THE OTHER PARTIES SET FORTH ON SCHEDULE A

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TABLE OF CONTENTS

Page

SCHEDULE A – List of Sellers and Interests in Companies	41
SCHEDULE B – Initial Disclosures	42
DISCLOSURE SCHEDULE – To be provided as per Section 6.11

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of March 6, 2015 (the “Agreement”), among MONROVIA MONEY TRAIN, INC., a Delaware corporation (the “Buyer”), MONEY TRAIN TITLE LOANS, a Utah limited liability company (the “Money Train”), ON TRACK, LLC, a Utah limited liability company (“On Track,” and together with Money Train, the “Companies” and, each a “Company”) and the other parties set forth on Schedule A hereto (the “Sellers”).

BACKGROUND

Each Seller is the record and beneficial owner of the percentage of membership interests (the “Interests”) of each of the Companies set forth opposite each such Seller’s name on Schedule A under the heading “Percentage Interests.” The Sellers collectively own 100% of the issued and outstanding Interests in each Company. The Sellers desire to sell all of the Interests to the Buyer, and the Buyer desires to purchase all of the Interests from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Interests, the “Acquisition”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, membership interests or other equity interests, as trustee or executor, by Contract or otherwise.

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 “Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of either of the Companies has any present or future right to benefits sponsored or maintained by either of the Companies or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Midvale City, Utah are authorized or required by Law to close.

“Closing Working Capital” means the difference, as of the Closing Date, between (a) the sum of the cash, and other prepaid expenses of the Companies, as reflected on the Closing Date Balance Sheet, less (b) the accounts payable, customer deposits, sales taxes payable, and other current liabilities of the Companies as reflected on the Closing Date Balance Sheet, in each case, determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Contract” means any written agreement, contract, commitment, arrangement or understanding.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, either of the Companies or any Affiliate thereof, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

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 “Independent Accounting Firm” means any nationally recognized independent registered public accounting firm which has not represented either of the Companies or the Sellers or any of their Affiliates for the past five years as will be agreed by the Companies and the Buyer in writing.

 “IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” or any similar phrase means the actual knowledge of the following persons: Jarrod Clarke, Mike Rossberg, Mandy Stroup, and Sara Haldeman in each case without obligation of inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

 “Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Companies and their respective Subsidiaries, if any, taken as a whole.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of businessor that are being contested in good faith, (c) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer, and (g) Liens set forth on Section 1.1 of the Disclosure Schedule.

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“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Preliminary Working Capital” means the difference, as of the date of the Preliminary Balance Sheet, between (a) the sum of the cash, and other prepaid expenses of the Companies, as reflected on the Preliminary Balance Sheet, less (b) the accounts payable, customer deposits, sales taxes payable, and other current liabilities of the Companies as reflected on the Preliminary Balance Sheet, in each case, determined in accordance with GAAP.

 “Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

 “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

 “Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of either or both of the Companies, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Interests of either or both of the Companies, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Companies in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

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“$” means United States dollars.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE OF THE INTERESTS

2.1 Purchase and Sale of the Interests.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller will sell, transfer and deliver, and the Buyer will purchase from each Seller, all of the Interests set forth opposite such Seller’s name on Schedule A under the heading “Number of Interests” for a purchase price per Interest (each interest being equal to 1% of each of the Companies) of Sixty Thousand Dollars ($60,000) (the “Per-Interest Payment”), for an aggregate purchase price for all of the Interests of (a) Four Million, Five Hundred Thousand Dollars ($4,500,000) in cash, plus (b) One Million Dollars ($1,000,000) worth of Common Shares (the “Holdings Shares”) of the Buyer’s parent company, 1847 Holdings LLC, a Delaware limited liability company (“Holdings”) (collectively, the cash portion of the purchase price and the Holdings Shares are referred to as the “Aggregate Purchase Price”), payable as set forth in Section 2.4.

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2.2 Adjustments to Purchase Price.

(a) Working Capital Adjustment.

(i) At, or as soon as practicable following, the Closing (and in any event within five (5) days following the Closing), the Sellers shall deliver to the Buyer an unaudited consolidated balance sheet of the Companies (the “Preliminary Balance Sheet”) as at the Closing together with a certificate of the Sellers stating that the Preliminary Balance Sheet was prepared in accordance with GAAP so as to present fairly in all material respects the financial condition of Company as of such date.

(ii) As soon as practicable following the Closing Date (but not later than 60 days after the Closing Date), the Buyer shall cause its auditor to prepare and deliver to the Parties an audited consolidated balance sheet of the Companies (the “Closing Date Balance Sheet”) as of the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with GAAP in a manner consistent with the Preliminary Balance Sheet so as to present fairly in all material respects the financial condition of the Companies.

(iii) If the Closing Working Capital exceeds the Preliminary Working Capital, then the Buyer shall pay to the Sellers in cash the amount of such excess. If the Preliminary Working Capital exceeds the Closing Working Capital, then the Sellers shall pay to the Buyer in cash the amount of such excess. Any such payment shall be made within ten (10) Business Days after the Closing Working Capital is deemed final and conclusive pursuant hereto. Any such adjustment shall be treated as an adjustment to the Aggregate Purchase Price.

(iv) In the event the Sellers do not agree with the Closing Working Capital as reflected on the Closing Date Balance Sheet, the Sellers shall so inform the Buyer in writing within 15 days of the Sellers’ receipt thereof, such writing to set forth the objections of the Sellers in reasonable detail. If the Sellers and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital within 15 days after notification by the Sellers to the Buyer of a dispute, they shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Sellers and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within 20 days after such disputed items are referred to it. If the Buyer and the Sellers are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot (after excluding their respective regular outside accounting firms). Each of the Sellers, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Closing Working Capital shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Sellers do not object to the Closing Working Capital within the 15-day period referred to above, the Closing Working Capital, as reflected on the Closing Date Balance Sheet as so prepared, shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

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(v) The Sellers shall be entitled to have access to the books and records of the Companies and the Buyer’s work papers prepared in connection with the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

(b) Adjustment for Outstanding Indebtedness. The cash portion of the Aggregate Purchase Price shall be decreased by the amount of any outstanding indebtedness of the Companies existing as of the Closing Date.

2.3 Closing.

The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the Parties on a date that is no later than two Business Days immediately following the day on which the last of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Buyer and the Companies may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”). The Parties expect the Closing to occur no later than May 1, 2015.

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to the Person(s) identified by the Sellers to the Buyer in writing prior to the Closing, the amounts next to such Person’s name which such amounts represent all indebtedness of the Companies for borrowed money, (ii) pay to each of the Sellers their pro rata portion of the difference between the cash portion of the Aggregate Purchase Price less the amounts paid pursuant to subsection 2.4(a)(i) above, by paying such sum to each Seller by transfer of immediately available funds in accordance with the instructions provided by the Sellers to the Buyer in writing prior to the Closing, (iii) issue to each of the Sellers their pro rata portion of the Holdings Shares, by causing Holdings’ transfer agent to issue to each Seller the number of Holdings Shares set forth for such Seller on Schedule A, and (iv) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, (i) the Sellers will deliver to the Buyer a certificate or certificates representing the Interests, if certificated, duly endorsed or accompanied by membership interest powers duly endorsed in blank, (ii) the Sellers will execute and deliver an amended and restated limited liability company operating agreement for each of the Companies that shows the Buyer as the owner of 100% of the Interests of each of the Companies and (ii) the Sellers will deliver to the Buyer all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally, represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof, except as set forth in the Schedules accompanying this Agreement (collectively, the “Disclosure Schedule”). The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article III and Article IV. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule.

3.1 Organization; Authority and Enforceability.

Such Seller, if a legal entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation. Such Seller has the requisite power and authority, and, in the case of any Seller that is an individual, the requisite legal capacity, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller and no other action is necessary on the part of such Seller to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) to the actual knowledge of such Seller and assuming compliance with the filing and notice requirements set forth in Section 3.2(b)(i), violate any Law applicable to such Seller or (ii) violate any Contract to which such Seller is a party, except in the case of clauses (i) and (ii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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3.3 The Interests.

(a) Such Seller holds of record and owns beneficially all of the issued and outstanding Interests of the Companies set forth opposite such Seller’s name on Schedule A under the heading “Number of Interests”, free and clear of all Liens (other than Permitted Liens). The number of Interests set forth opposite such Seller’s name on Schedule A under the heading “Number of Interests” correctly sets forth all of Interests owned of record or beneficially by such Seller.

(b) Except as set forth in this Agreement or in Section 3.3(b) of the Disclosure Schedule, such Seller is not party to any Contract obligating such Seller to vote or dispose of any Interests, or other equity or voting interests in, either of the Companies.

3.4 Brokers’ Fees.

Except as set forth in Schedule 3.4 of the Disclosure Schedule, such Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

Each of the Sellers, jointly and severally, represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Disclosure Schedule.

4.1 Organization, Qualification and Limited Liability Company Power; Authority and Enforceability.

(a) Each of the Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of formation, and has all requisite limited liability company power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Companies is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b) Each of the Companies has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Companies of this Agreement and the consummation by each of the Companies of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Companies, and no other action is necessary on the part of the Companies to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Companies and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.2 Subsidiaries.

Neither of the Companies has any Subsidiaries.

4.3 Capitalization.

(a) The authorized capitalization of each of the Companies consists of One Hundred (100) Interests (with each Interest constituting a one percent (1%) membership interest in the respective Company), all of which are outstanding. No other equity or equity linked securities of either of the Companies is authorized, issued or outstanding.

(b) Neither of the Companies has any plans or agreements pursuant to which either of the Companies has granted or committed to grant any option or right to acquire membership interests or any other award payable in or based upon the membership interests of either of the Companies. There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any membership interests or other equity or voting interests of either of the Companies and there are no “phantom interest” rights, interest appreciation rights or other similar rights with respect to either of the Companies. There are no Contracts of any kind to which either of the Companies is a party or by which either of the Companies is bound, obligating either of the Companies to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional membership interests, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, membership interests, or other equity or voting interests in, either of the Companies, or any “phantom interests” right, interest appreciation right or other similar right with respect to either of the Companies, or obligating either of the Companies to enter into any such Contract.

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(c) There are no securities or other instruments or obligations of either of the Companies, the value of which is in any way based upon or derived from any equity or voting interests of either of the Companies or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any of either Companies members may vote.

(d) There are no Contracts, contingent or otherwise, obligating either of the Companies to repurchase, redeem or otherwise acquire any membership interests of, or other equity or voting interests in, either of the Companies. There are no voting trusts, registration rights agreements or member agreements to which either of the Companies is a party with respect to the voting of membership interests in either of the Companies or with respect to the granting of registration rights for any of the membership interests in either of the Companies. There are no rights plans affecting either of the Companies.

(e) Except as set forth in Section 4.3(e) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of either of the Companies.

4.4 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of organization or formation or limited liability company operating agreement (or comparable organization documents, as applicable) of either of the Companies, (ii) to the Knowledge of the Sellers and assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to either of the Companies on the date hereof or (iii) except as set forth in Section 4.4(a) of the Disclosure Schedule, violate any Contract to which either of the Companies is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Companies does not, and the performance of this Agreement by each of the Companies will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements.

Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the unaudited consolidated balance sheet of the Companies as of December 31, 2014 and the related unaudited statements of income, members’ equity and cash flows for the two years ended December 31, 2014 and December 31, 2013 (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Companies as of February 28, 2015 and the related statements of income, members’ equity and cash flows for the two-month period ended February 28, 2015 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition, results of operations and cash flows of the Companies as of the indicated dates and for the indicated periods (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes).

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4.6 Taxes.

(a) All material Tax Returns required to have been filed by the Companies have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) Except as set forth on Section 4.6(b) of the Disclosure Schedule, to the Knowledge of the Sellers, there is no audit pending against either of the Companies in respect of any Taxes. There are no Liens on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Each of the Companies has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) Neither of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither of the Companies is not a party to any Tax allocation or sharing agreement, except for the agreements set forth in Section 4.6(e) of the Disclosure Schedule.

4.7 Compliance with Laws and Orders; Permits.

(a) Except as set forth in Section 4.7(a) of the Disclosure Schedule, each of the Companies is in compliance with all Laws and Orders to which the business of each of the Companies is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 4.7(b) of the Disclosure Schedule, each of the Companies owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.8  No Undisclosed Liabilities.

Neither of the Companies has any Liability, except for (i) Liabilities set forth on the Interim Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.9 Tangible Personal Assets.

(a) Each of the Companies has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of either of the Companies to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets.

(b) Each of the Companies’ tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

4.10 Real Property.

(a) Owned Real Property.

Neither of the Companies owns any real property.

(b) Leased Real Property.

Section 4.10(b) of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which either of the Companies is either lessor or lessee (the “Real Property”). The Sellers have heretofor made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Sellers, (i) all Real Property Leases are valid and binding Contracts of one of the Companies and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (ii) neither the Companies or any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.11 Intellectual Property.

(a) “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b) Section 4.11(b) of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by either of the Companies (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c) Except as set forth on Section 4.11(c) of the Disclosure Schedule, all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d) Except as set forth on Section 4.11(d) of the Disclosure Schedule, (i) each of the Companies is the exclusive owner of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Sellers no proceedings have been instituted, are pending or are threatened that challenge the rights of either of the Companies in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Sellers, neither the use of the Company-Owned Intellectual Property as currently used by the Companies in the conduct of the Companies’ business, nor the conduct of the business as presently conducted by the Companies infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, neither of the Companies has made any claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(e) Except as set forth in Schedule 4.11(e) of the Disclosure Schedule, the Companies have not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(f) Section 4.11(f) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which either of the Companies licenses from a Person Intellectual Property that is material to and used in the conduct of the business by the Companies.

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(g) To the Knowledge of the Sellers, neither of the Companies is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which either of the Companies is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12 Absence of Certain Changes or Events.

Since the date of the Interim Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

(a) neither of the Companies has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b) neither of the Companies has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the ordinary course of business; the foregoing shall not apply to planned capital expenditures, or opening of new studios or relocations of existing studios;

(c) no party (including either of the Companies) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which either of the Companies is a party or by which any of them is bound;

(d) neither of the Companies has imposed any Liens upon any of its assets, tangible or intangible;

(e) neither of the Companies has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(f) neither of the Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(g) neither of the Companies has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

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(h) there has been no change made or authorized in the charter or bylaws of either of the Companies;

(i) neither of the Companies has issued, sold, or otherwise disposed of any of its membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests;

(j) neither of the Companies has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(k) neither of the Companies has entered into any employment contract or modified the terms of any existing such contract or agreement;

(l) neither of the Companies has granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(m) neither of the Companies has committed to any of the foregoing.

4.13 Contracts.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, as of the date hereof, neither of the Companies is a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of either of the Companies to engage or compete in any manner of the business presently conducted by either of the Companies; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of either of the Companies; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of equity, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to either of the Companies in an amount or with a value in excess of $50,000 in any 12-month period (which period may extend past the Closing).

(b) The Sellers have heretofor made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13(a) of the Disclosure Schedule. To the Knowledge of the Sellers, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither of the Companies nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.14 Litigation.

Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened against either of the Companies that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15 Employee Benefits.

(a) Section 4.15(a) of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by either of the Companies (the “Company Benefit Plans”). The Sellers have delivered or made available to the Buyer copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule:

(i) none of the Companies’ Benefit Plans is subject to Title IV of ERISA;

(ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Sellers, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and

(iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Labor and Employment Matters.

Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate either of the Companies to pay an annual salary of $50,000 or more and to which either of the Companies is a party. To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of either of the Companies. Neither of the Companies is a party to any collective bargaining agreement.

4.17 Environmental.

Except (i) as set forth in Section 4.17 of the Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Sellers (a) each of the Companies is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (b) each of the Companies possesses and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (c) there are no Actions pending against either of the Companies alleging a violation of any Environmental Law.

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4.18 Insurance.

Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers either of the Companies or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and neither of the Companies is in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19 Brokers’ Fees.

Except as set forth in Schedule 4.19 of the Disclosure Schedule, which such fees shall be paid prior to or at Closing with cash of the Companies, and except as set forth in the last sentence of this Section 4.19, neither of the Companies has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.20 Certain Business Relationships with the Companies.

Except as set forth in Seciton 4.20 of the Disclosure Schedule, no Seller, nor any Affiliate of a Seller, has been involved in any business arrangement or relationship with either of the Companies within the past 12 months, and no Seller, nor any Affiliate of a Seller, owns any asset, tangible or intangible, which is used in the Business.

4.21 Title Loans Receivable.

The Preliminary Balance Sheet that is being delivered at or shortly after the Closing shall show at least $2,300,000 of title loan receivables. All title loans receivable of the Companies set forth on the Preliminary Balance Sheet are valid receivables subject to no set off or counterclaim and were incurred in the ordinary course of business of the Companies.

4.22 Disclosure.

The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each of the Sellers that each statement contained in this Article V is true and correct as of the date hereof.

5.1 Organization.

The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

5.2 Authorization.

The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 5.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or either of the Companies.

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ARTICLE VI
COVENANTS

6.1 Consents.

Each of the Companies will use their commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2 Operation of the Companies’ Business.

During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Companies, except (i) as set forth on Schedule 6.2, (ii) as otherwise contemplated by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed), will use commercially reasonable efforts to carry on its business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a) any change in the articles of organization or formation or the limited liability company operating agreement of either of the Companies or any amendment of any material term of any outstanding security of either of the Companies;

(b) any issuance or sale of any additional membership interests of, or rights of any kind to acquire any membership interests of, either of the Companies;

(c) any incurrence, guarantee or assumption by either of the Companies of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d) any change in any method of accounting, accounting principle or accounting practice by either of the Companies which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) except in the ordinary course of business (i) any adoption or material amendment of any Company Benefit Plan, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that either of the Companies may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any Company Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

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(f) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which either of the Companies is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(g) any change in the Tax elections made by either of the Companies or in any accounting method used by either of the Companies for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of either of the Companies for any period or set of periods, or the settlement or compromise of any material income Tax Liability of either of the Companies;

(h) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset of any Person (whether by merger, consolidation or otherwise) by either of the Companies;

(i) any grant of a Lien on any properties and assets of either of the Companies that would have, individually or in the aggregate, a Material Adverse Effect; or

(j) any entry into any agreement or commitment to do any of the foregoing.

6.3 Access.

Each of the Companies will permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of either of the Companies, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to either of the Companies.

6.4 Resignations.

As of the Closing, the Sellers will cause to be delivered to the Buyer duly signed resignations, effective immediately upon the Closing, of each manager of his position as a manager (and, if requested by the Buyer in writing at least ten Business Days prior to the Closing, of any officer of his position as an officer) of either of the Companies.

6.5 Transfer of Cash and Cash Equivalents.

On or prior to the Closing, each of the Companies and Sellers will transfer, or cause to be distributed all cash and cash equivalents of each of the Companies to, among other things, pay any fees owed by Company to brokers or advisors (including termination fees under any advisory agreement) and any indebtedness for borrowed money.

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6.6 Notice of Developments.

The Sellers and each of the Companies will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of its respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Sellers and each of the Companies of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.6 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.7 No Solicitation.

(a) The Sellers and each of the Companies will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) From and after the date of this Agreement, without the prior consent of the Buyer, none of the Sellers nor either of the Companies will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c) In addition, the Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by any of the Sellers or either of the Companies, or any of their Representatives.

6.8 Taking of Necessary Action; Further Action.

Subject to the terms and conditions of this Agreement, each of the Sellers, the Companies and the Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

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6.9 Covenant not to Compete.

For a period of three years from and after the Closing (the “Noncompetition Period”), the Sellers shall not engage directly or indirectly in any business that is competitive with the current business of either of the Companies (the “Business”) in any geographic area in which the Business is conducted or in which the Buyer plans to conduct the Business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Sellers shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Sellers shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.9 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.10 Financial Information.

The Sellers shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the two full fiscal years ending December 31, 2014, by making available the Sellers’ records as they are maintained in the ordinary course of business and answering reasonable questions.

6.11 Disclosure Schedule.

The parties acknowledge and agree that (i) the Sellers and the Companies have not yet delivered a definitive Disclosure Schedule to this Agreement to the Buyer, and (ii) Buyer has not been provided with copies of, nor had an opportunity to review, the items to be referred to on the Disclosure Schedule. Sellers have provided to Buyer Schedule B, which contains a preliminary list of material disclosures that will be incorporated into the Disclosure Schedule once delivered. The Sellers shall deliver (and shall cause the Companies to deliver) to the Buyer all of the schedules, including a definitive Disclosure Schedule to the Agreement, and documents referred to thereon, in final form within 20 days of the date hereof. The Buyer shall have 20 days following delivery of such schedules and such documents in which to review. The Buyer may terminate this Agreement only if the Buyer objects to any material adverse information contained in such schedules and the Buyer and Sellers cannot agree on a mutually satisfactory modifications thereto. For the avoidance of doubt, the Buyer shall not be able to object to information in the Disclosure Schedule that is disclosed on Schedule B.

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ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer.

The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Sellers to such effect.

(b) Each of the Sellers and each of the Companies will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each of the Sellers and each of the Companies to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Sellers to such effect.

(c) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Interim Financial Statements which has had or is reasonably likely to cause a Material Adverse Effect.

(f) The Buyer shall have completed its business, accounting and legal due diligence review of each of the Companies and the Business, its assets and liabilities, and the results thereof shall be reasonably satisfactory to the Buyer.

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(g) As requsted by the Buyer, each of the Companies and the respective lessors for each of the Real Property locations shall have entered into the new leases or amendments to existing leases that are satisfactory in form and substance to the Buyer.

(h) The Buyer shall have received such pay-off letters and releases relating to the indebtedness as it shall have requested and such pay-off letters shall be in form and substance satisfactory to it.

(i) Each of the Companies shall have delivered evidence reasonably satisfactory to Buyer of each of the Companies’ corporate organization and proceedings and its existence in the jurisdiction in which it is incorporated, including evidence of such existence as of the Closing.

(j) The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of each of the Companies after the Closing.

(k) The Buyer shall have received fully-executed employment and non-competition agreements with key Company executives as reasonably requested by the Buyer.

(l) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(m) The Sellers shall have obtained releases of any liens, charges or encumbrances against any of the assets of the Companies, at the Sellers’ expense.

(n) To the extent that the leased Real Property is owned by the Sellers, the Sellers shall have executed new leases for such Real Property that are mutually satisfactory to the parties. To the extent that the leased Real Property is not owned by the Sellers, then the Buyer may require amendments to the existing leases of the Companies as a condition to the Closing.

(o) The Buyer shall have received unaudited consolidated financial statements of the Companies for the last two completed fiscal years and of unaudited finnacial statements for any interim period leading up to the Closing Date.

(p) A total of $30,000 in cash shall be available for use by the Buyer in the Business at the Closing.

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(q) All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

7.2 Conditions to Obligation of the Sellers.

The obligation of the Sellers to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of of the Buyer to such effect.

(b) The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(e) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

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ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement.

This Agreement may be terminated as follows (the date of such termination, the “Termination Date”):

(a) by mutual written consent of the Buyer and the Sellers at any time prior to the Closing;

(b) by either the Buyer or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Sellers if the Closing does not occur on or before the ninetieth day (90th) following the date hereof; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d) by the Buyer if any of the Sellers or either of the Companies has breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(e) by Sellers if either the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

8.2 Effect of Termination.

In the event of termination of this Agreement by either Sellers or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Companies or the Sellers (or any member, stockholder agent, consultant or Representative of any such party); provided, that the provisions of Sections 10.1, 10.6, 10.7, 10.8, 10.11, 10.13, 10.14 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3 Amendments.

This Agreement may be amended by the parties hereto, by action taken or authorized by, in the case of the Buyer, by the Buyer’s Board of Directors, in the case of the Companies, by its respective manager, and in the case of the Sellers, by each of the Sellers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Companies and the Sellers.

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8.4 Waiver.

At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Companies or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or any conditions to its own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Sellers and the Companies, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Sellers and the Companies to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Companies. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
INDEMNIFICATION

9.1 Survival.

The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of twenty four (24) months following the Closing Date, at which time they shall expire; provided, however, that (i) the representations and warranties set forth in Sections 3.1 (Organization; Authority and Enforceability), 3.3 (The Interests), 3.4 (Brokers Fees), 4.1 (Organization, Qualification, Limited Liability Company Power; Authority and Enforeceability), 4.3 (Capitalization), and 4.19 (Broker’s Fees) of this Agreement shall survive indefinitely and (ii) the representations and warranties in Section 4.6 (Taxes) of this Agreement shall survive until the expiration of the applicable statue of limitations. The representations and warranties identified in subsection (i) of the immediately preceding sentence are referred to herein as the “Fundamental Representations.” If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

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9.2 Indemnification by Sellers.

From and after the Closing, Sellers agree, severally and not jointly, to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of Sellers or the Companies contained in Article III or IV of this Agreement; (b) the failure of Sellers to perform any of their covenants or obligations contained in this Agreement; (c) any indebtedness of either of the Companies for borrowed money existing as of immediately prior to the Closing, (d) any Liabilities arising out of the ownership of the Interests or the use or operation of the business of the Companies prior to the Closing (except to the extent accrued on the Closing Date Balance Sheet) or (e) any other business or operations (other than of the Companies) owned in whole or in part by any of the Sellers.

9.3 Indemnification by Buyer.

From and after the Closing, Buyer agrees to indemnify, defend and save each Seller and to the extent applicable, such Seller’s Affiliates, members, managers, officers, directors, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement or (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement.

9.4 Indemnification Procedure.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (x) the Indemnifying Party has been advised by the Indemnifying Party’s counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (y) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

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(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

9.5 Failure to Give Timely Notice.

A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.4 shall be deemed to extend the period for which Sellers’ representations and warranties will survive Closing as set forth in Section 9.1 above

9.6 Limitation on Indemnifiction Obligation.

Notwithstanding anything to the contrary in Sections 9.2 or 9.3, in no event shall the Sellers have or assert any claim for Losses against the Buyer, or the Buyer have or assert any claim for Losses against the Sellers based upon or arising out of the breach of any representation or warranty other than a Fundamental Representation (which shall not be limited) unless, until and to the extent that the aggregate of all such claims for Losses under 9.3(a), in the case of claims by the Sellers, or under 9.2(a) in the case of claims by the Buyer, exceeds one percent (1%) of the Aggregate Purchase Price (at which point the Indemnifying Party will be obligated to indemnify the Indemnified Party from and against all such Losses relating back to the first dollar). Furthermore, the Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) other than in connection with Fundamental Representations (which shall not be limited) to the extent that the amounts otherwise indemnifiable for such breaches exceeds an aggregate maximum equal to the Aggregate Purchase Price.

9.7 Payments.

Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

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9.8 Other Indemnification.

Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against either of the Companies by reason of the fact that he or it was a manager, officer, employee, or agent of either of the Companies or was serving at the request of any such entity as a partner, trustee, manager, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

ARTICLE X
MISCELLANEOUS

10.1 Press Releases and Public Announcement.

Neither the Buyer on the one hand, nor the Sellers or the Companies on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicble law.

10.2 No Third-Party Beneficiaries.

This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.3 Entire Agreement.

This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

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10.4 Succession and Assignment.

This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Sellers, and, in the case of assignment by the Sellers or the Companies, the Buyer.

10.5 Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6 Notices.

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified on the signature pages hereto. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7 Governing Law.

This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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10.8 Consent to Jurisdiction and Service of Process.

EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

10.9 Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.10 Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

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10.11 Expenses.

Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13 Limited Recourse.

Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder or member of such party or any of such stockholder’s or member’s Affiliates (other than such party), or any of their respective Representatives or agents (in each case, in their capacity as such).

10.14 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

10.15 Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

MONROVIA MONEY TRAIN, INC.

By:	/s/ Ellery W. Roberts
Name: Ellery W. Roberts
Title: CEO

Address: 590 Madison Avenue, 18th Floor New York, NY 10022 Attention: Ellery W. Roberts, CEO

With a copy (which shall not constitute notice) to:

BEVILACQUA PLLC 1629 K Street, NW, Suite 300 Washington, DC 20006 Attn: Louis A. Bevilacqua, Esq. Fax: 301-874-8635

	COMPANY:	COMPANY:

	MONEY TRAIN TITLE LOANS, LLC	ON TRACK, LLC

By:	/s/ Jarrod Clarke	/s/ Jarrod Clarke
	Name: Jarrod Clarke	Name: Jarrod Clarke, Manager
Title: President and Manager
Address: 8661 Sandy Parkway
	Address: 8661 Sandy Parkway	Sandy, UT 84070
	Sandy, UT 84070	Fax No. 801-930-9575
	Fax No. 801-930-9575	Attention: ________________________________
Attention: ________________________________

	SELLER:	SELLER:

JARROD CLARKE HOLDINGS, INC.
/s/ Jarrod Clarke
	/s/ Jarrod Clarke	Name: JARROD CLARKE
Name: Jarrod Clarke
Title: President
Address: 8661 Sandy Parkway
	Address: 8661 Sandy Parkway	Sandy, UT 84070
	Sandy, UT 84070	Fax No. 801-930-9575
	Fax No. 801-930-9575	Attention:________________________________
Attention:_________________________________

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SCHEDULE A

Name of Seller	Number of Interests in Money Train Title Loans, LLC	Number of Interests in On Track, LLC
Jarrod Clarke	99%	99%
Jarrod Clarke Holdings, Inc.	1%	1%

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SCHEDULE B

Initial Disclosures

Each Initial disclosure will have a definitive disclosure schedule provided pursuant to section 6.11 in purchase agreement.

1.	Pending litigation with American Title Loans(ATL).
Buyer has been made aware of the pending litigation with ATL. Buyer and Seller have agreed that Seller will indemnify Buyer against settlement, judgment and/or legal costs to associated with ATL litigation.
2.

Advertising and marketing contract will be entered into with Robert Lund and Jarrod Clarke. Robert Lund will provide advertising jingles(up to 2 jingles per month per market) in the existing Money Train markets. Jarrod will provide media placement and media buying services. Existing and future Jingles are considered intellectual property of Robert Lund. Annual marketing contract entitles Money Train the exclusive use of all previous Money Train jingles. Robert Lund jingles will be exclusive to Money train and exclusive in the financial services market. Annual cost is $90,000.00

3.	Employment contract for Mike Rossberg as CEO. Annual Salary $150,000 plus bonus and stock plan.
4.	Board of Directors placement of Jarrod Clarke with annual board compensation of $100,000 per year for 3 years.
5.	Commercial lease agreements for the following properties owned by Jarrod Clark and used by Money Train. Monthly rents listed. 3 year contract with 2% per year increases with 5 year renewal clauses.
	a.	7129 S State Midvale UT $3,000 option for back office $3,000
	b.	3300 S 27 W. Salt Lake City UT $2,800
	c.	3163 Wall Ave Ogden UT $3,200
	d.	8661 Sandy Parkway $3,100
6.

Due the nature of the company’s business and collection procedures the age of receivables are significantly older than typical standards that GAAP would accept as collectable. The Buyer as agreed to omit accounts receivable from the working capital definition.

7.	Seller has provided the buyer an income statement for 2014 prepared on a cash basis that represents $978,236 of net operating income.

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